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                                                                    Exhibit 99.1

[SELECTICA LOGO]

FOR IMMEDIATE RELEASE

Selectica:
Public Relations:
Laurie Spoon
Vice President, Corporate Communications and Investor Relations
Selectica, Inc.
(408) 545-2492
lspoon@selectica.com

                  SELECTICA ANNOUNCES NEW STOCK REPURCHASE PLAN

SAN JOSE, CA - May 6, 2003 - Selectica, Inc. (Nasdaq: SLTC), a leading provider of Interactive Selling Systems (ISS) for e-Business, today announced that its Board of Directors has authorized a new stock repurchase program of up to $30 million dollars in Selectica common stock.

As of March 31, 2003, the company invested approximately $20 million to repurchase 5.9 million shares under the previous stock repurchase program announced April 24, 2001.

Purchases under the new plan may be made at prevailing prices beginning immediately and ending at such time as the authorized funds are spent or the Company discontinues the program.

ABOUT SELECTICA, INC.

Selectica, Inc. (NASDAQ: SLTC) enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers' business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica helps improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica's customers represent manufacturing and service leaders including:
ABB, Aetna, Applied Bio Systems, Bell Canada, Blue Cross Blue Shield of Michigan, BMW of North America, British Telecom, Cisco, Dell, General Electric, Fireman's Fund Insurance Company, Hitachi, IBM, Juniper Networks, Mitel, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company's Web site is www.selectica.com.
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The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica's and its customers' expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica's products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and in other reports filed by Selectica with the Securities and Exchange Commission.

Selectica is a trademark of Selectica, Inc. All other product and company names may be trademarks of the companies with which they are associated.

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